        As filed with the SEC on December 24, 2003 SEC Registration No. *

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           AMERICAN RADIO EMPIRE, INC.
               (Exact name of registrant as specified in charter)

     Nevada                         4832                      74-2901057
(State or Other          (Primary Standard Industrial        (IRS Employer
 Jurisdiction of          Classification Code Number)        Identification
 Incorporation or                                                Number)
 Organization)

                       13210 Kerrville Folkway, Building G
                            Austin, Texas 78729-7522
                                 (512) 249-9600
  (Address and telephone number of registrant's principal executive offices and principal place of business)

                                   Dain Schult
                       13210 Kerrville Folkway, Building G
                            Austin, Texas 78729-7522
                                 (512) 249-9600
            (Name, address and telephone number of agent for service)

                                    copy to:

                               Thomas P. McNamara
                            Thomas P. McNamara, P.A.
                         2909 Bay to Bay Blvd., Ste. 309
                              Tampa, Florida 33629
                                 (813) 837-0727

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of class of                       Proposed maximum           Amount of
Securities to be                       aggregate offering      Registration Fee
registered                                  price (1)

Common Stock:

   To be issued upon conversion
   of convertible notes
   (1,100,000 shares)                       $220,000

   To be distributed by
   Cytation Corporation
   (291,165 shares)                         $291,165

   To be sold by
   Cytation Corporation
   (208,835 shares)                         $208,835

Total                                       $720,000              $58.32

        (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

   As filed with the SEC on December 24, 2003. SEC Registration No. _________

                                   PROSPECTUS
                           AMERICAN RADIO EMPIRE, INC.

                Maximum of 1,600,000 shares of our common stock.
 The purchase price for shares will be determined by the market value of the stock.

This is our initial public offering so there is no public market for our shares.

Cytation Corporation, a consulting firm unaffiliated with us, is further described under "Selling Stockholders." It presently owns 500,000 shares of our common stock. It intends to distribute an aggregate of 291,165 shares of our common stock covered by this Prospectus to its stockholders as a dividend. After such distribution, Cytation Corporation will own 208,835 shares of our common stock, which are also covered by this Prospectus. Cytation intends to sell these shares at the prevailing market price if a market for our shares develops, or in negotiated transactions.

An aggregate of 1,100,000 shares of our common stock covered by this Prospectus are reserved to be issued as payment to persons who hold our convertible notes because they have lent money to us.

We will not receive any cash proceeds from the sale of the common stock being offered by this Prospectus.

Prior to this offering, there has been no public market for our common stock. We intend to apply for our common stock to be eligible for quotation on the
Over-the-Counter Bulletin Board.

 This is a risky investment. We have described certain risks of this investment under the caption "Risk Factors" beginning on page 11.

              Expenses of the offering are estimated to be $40,100.

    Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. We may not sell our shares until our registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell our shares, and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

                The date of this Prospectus is December 24, 2003

    No assurance of public acceptance of programming on radio stations

    May lose audience share and advertising revenue to competing radio stations and other media competitors.............................13
    Voting control by management............................................14
    Dilution................................................................
    No dividends on common stock............................................14
    No underwriter or other party has offered to purchase all
     or any part of this offering...........................................14
    Penny stock regulation..................................................14
    Significant investment loss if market fluctuates after initial offering...............................................................14
    Shares available for resale under Rule 144..............................15
    Issuance of additional shares will dilute the interests of the

LIMITATION ON LIABILITY AND INDEMNIFICATION OF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Convertible Notes.......................................................38
    Transfer Agent and Registrar............................................38

INTEREST OF NAMED EXPERTS AND COUNSEL.......................................38

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources.
These forward-looking statements include, without limitation, statements regarding

        o proposed acquisitions of radio stations,

        o expectations as to growth and earnings,

        o the time by which certain objectives will be achieved,

        o projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

        o statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as "may," "will," "should," "could," "would," "predict," "potential,"
"continue," "expect," "anticipate," "future," "intend," "plan," "believe,"
"estimate" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

You should not interpret forward-looking statements as guarantees of future performance or results, and they will not necessarily be accurate indications of the times at which we will perform or achieve these results. We base forward-looking statements on information available at the time and on our good faith belief with respect to future events, but they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause differences include:

        o industry competition, conditions, performance and consolidation,

        o legislative and/or regulatory developments,

        o the effects of adverse general economic conditions,

        o adverse economic or operational repercussions from terrorist activities, government response to those activities, war or other armed conflicts, and

        o other factors described under "Risk Factors."

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we update some forward-looking statements, you should not assume that we will make additional updates about that or other forward-looking statements.

                                     SUMMARY

THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. IT IS
A SUMMARY; IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE
MAKING AN INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY,
INCLUDING THE SECTION TITLED "RISK FACTORS".

                                   The Company

        American Radio Empire, Inc. (which is referred to in this Prospectus as
"we," "ARE" or the "Company"), is a Nevada corporation that seeks to acquire, consolidate and operate radio stations in small to medium-sized metropolitan areas of the United States. We also propose to tie the radio station group together with specific services that will permit greater advertising capabilities. In this fashion, we hope to create a network presence across the country and possibly internationally. We intend to pursue a regionally focused acquisition strategy for acquiring clusters of radio stations spread across the
Southeastern, Southwestern and Western regions of the United States. The total number of stations we acquire will be a function of availability and market feasibility. Our current estimates of acquisitions consist of over 50 potential candidates.

        In addition to our regional focus, our overall strategy is based on the achievement of economies of scale, including the generation of incremental sales and the realization of operational cost savings. Our groups will operate with centralized accounting, billing, marketing and promotion systems. The Company will have an in-house sales force, including the internet, and specialized in-house sales training programs. Advertisers will be able to purchase the
Company's entire radio group as a network with one media buy. Management anticipates that ARE's ability to market its entire network will result in a consolidated advertising approach with a distinctly higher component of national and regional advertising versus local direct retail advertising.

                                  The Offering

Securities Offered            Up to 1,600,000 shares of common stock which is
                              comprised of:

                              500,000 shares of common stock currently outstanding
                              and owned by Cytation Corporation, of which 291,165
                              shares will be distributed as a dividend to Cytation
                              stockholders and 208,835 shares may be sold by
                              Cytation from time to time, and

                              1,100,000 shares of common stock issuable as payment
                              to persons who hold our convertible notes.

Number of shares
outstanding before the
offering.                     3,900,000

Number of shares to be
outstanding after the
offering.                     5,000,000 shares

Terms of the offering.        We will not receive any cash proceeds from (i) the
                              distribution of our common stock owned by Cytation
                              Corporation to its shareholders, or the sale by
                              Cytation Corporation of our stock, or (ii) the common
                              stock issued to holders of convertible notes. The
                              recipients of the common stock in those transactions
                              will be free to sell their shares, subject to certain
                              contractual restrictions, and they will receive the
                              cash proceeds from such sales.

                                       10

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision.

        We are a development stage company with no operating history or revenues.
The Company, which was incorporated in December 1998, is a development stage company with no operating history or revenues. At present, we have no agreements or arrangements currently in place to receive any capital. We are subject to all the substantial risks common to a new enterprise, particularly in the radio broadcast industry. We cannot assure that we will ultimately be successful or that we will ever be or remain profitable.

        We anticipate net losses for the foreseeable future. The primary reasons for these anticipated losses are significant charges for depreciation and amortization relating to the acquisition of radio stations, as well as interest charges on debt that we expect to incur in connection with those acquisitions.
As we acquire additional stations, these charges will likely increase further.
We cannot assure you that we will be profitable in the future, and our failure to do so could harm our business and cause the value of our common stock to decline. We have experienced losses since inception. Our net loss from inception through September 30, 2003 was approximately $184,726. We have been dependent upon loans from management and third parties in the aggregate amount of approximately $220,000, exclusive of interest, to sustain our development activities to date. In the event we are unable to raise sufficient capital, we believe we will only have sufficient funds to initiate a select number of station transactions. In that case, we will require additional funds to expand our Internet and radio services and operations.

        We cannot be sure that we will complete our proposed acquisitions. We have signed a purchase agreement to acquire two radio stations in Lampasas, Texas.
While we have targeted approximately four other radio stations in the state of
Texas, six radio stations in the state of Oklahoma and three stations in the state of Wyoming for acquisition over approximately the next 12 months, we cannot assure that we will successfully acquire the Lampasas stations, the targeted stations, or any other radio stations. Our management is continuing discussions with the owners of stations targeted for possible acquisition, but we currently have only one binding contract, and no other option agreements, purchase agreements, or any other formal agreements or understandings concerning the acquisition of radio stations. Acquiring radio stations will require significant funding beyond the proceeds sought in this Offering, and we have no financing arrangements currently in place to provide those funds.

        We cannot assure public acceptance of the programming on the radio stations we would like to purchase. We have conducted only limited market research concerning consumer tastes and preferences in the markets of the radio stations we hope to acquire, and we do not anticipate conducting any significant marketing research, studies or surveys going forward. Instead, we have relied

                                       11

and will continue to rely upon the programming currently aired by such stations.
We also intend to rely upon industry research firms and published data regarding industry and market trends in relevant geographic areas. Due to changes in consumer taste and preferences, we cannot assure that any programming that we continue or introduce will achieve any significant degree of market acceptance, or that market acceptance will be sustained for any significant period. If we fail to achieve and sustain market acceptance, our advertising revenues will diminish, which will have a material adverse effect on our operating results and financial condition.

        We need substantial additional capital to implement our business plan. We will not receive any cash proceeds from this Offering. The recipients of the common stock in this Offering will be free to sell their shares, subject to certain contractual restrictions, and they will receive the cash proceeds from such sales. In the event we fail to obtain sufficient capital, our ability to implement our business plan will be materially impaired, and investors may lose all or substantially all of their investment. We cannot assure that the capital we receive, if any, will be sufficient to sustain our operations prior to acquisition of radio stations and receipt of anticipated revenues from advertisers. Additional working capital may also be necessary. We have no agreements with anyone to provide us with additional financing.

        Once we acquire radio stations, we will be substantially dependent on advertising revenue. Since virtually all of our revenue will be generated by the sale of local, regional and national advertising for broadcast on our radio stations, a recession or downturn in the United States economy could have an adverse effect on us because advertisers generally reduce their spending during economic downturns. In addition, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns.

        If we lose key personnel, including on-air talent, our business could be disrupted, and our financial performance could suffer. Our future success is materially dependent on the continued services of our Chief Executive Officer,
Dain Schult, and our co-Chief Operating Officers, Harry Hedges and Herb Neu, and
on our ability to attract, motivate and retain highly-qualified employees.
Messrs. Neu and Hedges are not yet performing services for us on a full time basis. The loss of the services of Mr. Schult, Mr. Hedges or Mr. Neu, or a decision by Mr. Neu or Mr. Hedges not to join us full time, could have a material adverse effect upon the Company's business and operations until a suitable replacement could be located. Also, our radio stations will employ or independently contract with several on-air personalities and hosts of syndicated radio programs with loyal audiences in their respective markets. We cannot assure that these individuals will remain with our radio stations or will retain their audiences. Their loss may impact significantly our stations' ability to sell advertising.

                                       12

        If we cannot renew our FCC license, our business will be impaired. Once we have acquired one or more radio stations, our business will depend upon maintaining our broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years and are renewable. If we consummate the transaction described below under the caption "The Lampasas Agreement," we will own two radio stations, and their broadcasting licenses will expire on
August 31, 2005. Interested parties may challenge a renewal application. On rare occasions, the FCC has revoked licenses, not renewed them, or renewed them only with significant qualifications, including renewals for less than a full term.
We cannot assure that our pending or future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our operations. If we fail to renew, or renew with substantial conditions or modifications (including renewing one or more of our licenses for a term of fewer than eight years) any of our licenses, it could prevent us from operating the affected station and generating revenue from it.
Moreover, governmental regulations and policies may change over time and the changes may have a material adverse impact upon our business, financial condition and results of operation.

        Need for Additional Capital. We require substantial additional capital to fully implement our business plan. If we are unable to obtain this capital, we nevertheless intend to proceed with our operational plans to the extent possible, but in a substantially curtailed manner to an extent not presently determinable by management. If we do not receive sufficient capital, the lack of capital will significantly restrict our operations and will have a substantial adverse effect on the Company and its investors. There are no agreements or understandings at this time for any additional financing from any source. Our failure to obtain financing would have a material adverse effect upon the
Company and its business.

        We may lose audience share and advertising revenue to competing radio stations or other types of media competitors. The programming, advertising and audience ratings of our proposed radio stations are subject to change. Any adverse change could have a material adverse effect on our revenue and cash flow. We operate in a highly competitive industry. Our stations will compete for audience share and advertising revenue directly with other radio stations and with other media within their respective market areas. In addition, to the extent that many of our competitors have or may in the future obtain greater financial and other resources, our ability to compete successfully in each market area may be significantly and adversely impeded.

        The profitability of each station, and of the Company, will also be subject to various factors that influence the radio broadcasting industry as a whole, including changes in audience taste, advertiser priorities, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological changes, tax laws and changes in the willingness of financial institutions and other lenders to finance radio station operations.

                                       13

        Management controls the Company. After completion of this Offering, management of the Company, inclusive of its Board of Directors, will own
3,400,000 shares of the Company's outstanding common stock. Thus, management will control approximately 68% of the Company's voting securities. As a result, the Company's management will effectively control the Company's affairs, including the election of all of the members of its Board of Directors, the issuance of additional shares of common stock, the distribution and timing of dividends, if any, and all other matters.

        We do not currently intend to pay dividends on our common stock. While dividends can represent one element of an investment return, investors should not expect to receive any dividends on shares of common stock. We do not anticipate paying any dividends on shares of our common stock. For the foreseeable future, we intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, to realize a gain on your investment, the price of our common stock must appreciate. This may not occur.

        The stock issued in this offering will likely be subject to the "penny stock" rules. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission.
Penny stocks generally are equity securities with a price of less than $5.00
(other than securities registered on certain national securities exchanges or quoted on the National Association of Securities Dealers Automated Quotation
System ("NASDAQ")). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Immediately following this
Offering our securities will be subject to the penny stock rules. As a result, investors in this Offering will likely find it more difficult to sell their securities.

        If our stock price fluctuates after the initial public offering, you could lose a significant part of your investment. Prior to this offering, there has been no public market for our common stock. We do not know if an active trading market will develop for our common stock or how our common stock will trade in the future. The market price could be subject to wide fluctuations in response to conditions and trends in the radio broadcasting industry and variations in

                                       14

our operating results and estimates. Since our common stock will be less liquid than other stocks whose ownership is less concentrated, these fluctuations may be larger than for the stock of other companies with greater liquidity. Because the offering price was determined arbitrarily, it may not be representative of the market price that will prevail after this offering.

        Existing stockholders hold a substantial number of shares of common stock that now are, or in the near future will be, available for sale, and the sale of such shares may adversely impact the market price of our common stock. As of the date of this Prospectus, 3,900,000 shares of our common stock were outstanding.
These shares were issued in private transactions. The distribution and sale by
Cytation Corporation of 500,000 of these shares is covered by the registration statement of which this Prospectus is a part. Therefore, those shares may be freely resold in the public market, if one develops. The issuance of 1,100,000 additional shares to the holders of our convertible notes is also covered by the registration statement, and subject to certain contractual restrictions, those shares may also be freely resold in the public market, if one develops. An additional 3,025,000 shares of our outstanding Common Stock, owned by our Chief
Executive Officer, may be resold in the public markets without registration, subject to certain contractual restrictions, if certain conditions are met, pursuant to an exemption provided by Rule 144 promulgated under the Securities
Act.

        The remaining 375,000 outstanding shares owned by our officers other than our Chief Executive Officer, were issued within the last twelve months.
Therefore, these shares may not be resold pursuant to Rule 144 until the one-year holding period is satisfied. However, these shares may be resold, subject to certain contractual restrictions, if they are registered under the
Securities Act, or if there is another available exemption from the registration requirements of the Securities Act. Rule 144 generally provides that, if

        o the applicable holding period is met,

        o we have filed all required reports under the Securities Exchange Act,

        o the sale is effected through a broker, and

        o proper notice is given to the SEC,

a person, including an affiliate of ARE, who has owned shares for at least one year may sell. Within any three-month period, that person may sell up to one percent of the outstanding shares of our common stock.

        Although under the rules discussed above 4,625,000 shares would be freely tradable in the public market after the registration statement becomes effective, we have entered into agreements that restrict the sale of 4,125,000 shares. The agreements restrict stockholders' ability to transfer their common

                                       15

stock for nine months after the effective date of the registration statement of which this Prospectus is a part. We may waive the restriction period at any time for any stockholder.

        Sales of a substantial number of shares of our common stock in the public market, or the fact that many shares are available for sale, could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

        The issuance of additional shares of common stock, including shares issuable upon exercise of outstanding warrants, will dilute the interests of our stockholders. As of December 15, 2003, we had 3,900,000 shares of common stock outstanding. We also have issued warrants to purchase an additional 233,200 shares of common stock. Thus, the percentage of shares owned by all existing stockholders will decline proportionately as warrants are exercised. In addition, our board has the ability, without further stockholder approval, to issue up to approximately 45 million additional shares of common stock. Such issuance may result in a reduction of the book value or market price of our outstanding stock. Issuance of additional common stock will reduce the proportionate ownership and voting power of the existing stockholders.

        We may not qualify for Bulletin Board quotation. We anticipate that our common stock will be eligible for quotation on the Over-the-Counter Bulletin
Board. If for any reason, however, our common stock is not approved by the NASD for quotation on the Bulletin Board, or if a public trading market does not otherwise develop, you may have difficulty selling your shares. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, you may find it more difficult to sell the shares.

        There may not be a market for our common stock. We do not currently meet the requirements - such as income, shareholders' equity and number of public shares outstanding - to have our shares listed on a stock exchange in the United
States or quoted on the Nasdaq Stock Market. Therefore, the securities may be an illiquid long-term investment.

        We expect our stock price to be volatile. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are

        o our ability or inability to acquire radio stations,

        o actual or anticipated fluctuations in our results of operations,

        o activities of our competitors,

                                       16

        o our sale of common stock or other securities,

        o conditions and trends in the broadcasting industries,

        o the trading volume and price of our common stock,

        o changes in public perception of the growth rate of our markets, and

        o general economic conditions.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. These market fluctuations have often been disproportionate to the operating performance of the particular companies affected. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

        Any market for the shares which does develop may be illiquid. There may be only a limited trading market for the shares we are offering. We expect that initially any market will be on the Bulletin Board. Shares that are thinly traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker's bid and asked prices. As a result, an investment in the shares may be illiquid even if there is a market.

State requirements may limit resales of the stock. State securities laws may impose restrictions on your ability to resell your shares.

                                USE OF PROCEEDS

        We will not receive any cash proceeds from (i) the distribution of our common stock owned by Cytation Corporation to its shareholders or the sale of the remaining common stock owned by Cytation Corporation, or (ii) the common stock issued to holders of convertible notes. The recipients of the common stock in those transactions will be free to sell their shares, and they will receive the cash proceeds from such sales.

                              PLAN OF DISTRIBUTION

        Cytation Corporation will distribute 291,165 of the shares covered by this
Prospectus directly to its stockholders as a dividend. Cytation Corporation may sell the remaining 208,835 shares owned by it and covered by this Prospectus from time to time in market transactions or in negotiated transactions. We will

                                       17

issue approximately 1,100,000 shares covered by this Prospectus to the holders of our convertible notes as repayment in full of those notes.

        Cytation Corporation, its stockholders and the holders of our convertible notes who receive our stock pursuant to this Prospectus may sell the common stock freely from time to time directly to other purchasers, or to or through dealers or agents. Those parties will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Cytation Corporation, may be deemed an
"underwriter" as that term is defined by the Securities Act.

        Cytation Corporation and the holders of our convertible notes have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares.

        Under the agreement between us and Cytation Corporation, which is described in this Prospectus under the caption "Cytation Agreement," we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be issued under this Prospectus. In addition, Cytation Corporation may be entitled to indemnification against certain liabilities.

                            DESCRIPTION OF BUSINESS

The Company

        American Radio Empire, Inc. (which is referred to as "we," "ARE" or the
"Company" in this Prospectus) is a Nevada corporation formed in 1998, with its principal office at 13210 Kerrville Folkway, Building G, Austin, Texas
78729-7522. The Company was created to acquire, consolidate and operate small market radio stations in unrated rural areas of the Southern and Western United
States. We also propose to tie our radio station group together with select
Internet services, including partnering with a Wireless Internet Service
Provider (an "ISP").

Overview of Business

        Our initial plan is to acquire radio stations in Texas, Oklahoma and
Wyoming. We intend to pursue a regionally focused acquisition strategy by adding clusters of stations across the Southern and Western quadrants of the United
States. The total number of stations ultimately acquired will be a function of availability, cost and marketing feasibility. At this time, we have identified over 50 potential acquisition targets in Wyoming, Louisiana, New Mexico, Texas,
Oklahoma, Colorado, Alabama and Georgia. Our management believes that by successfully and efficiently linking together all of these stations, we can

                                       18

achieve economies of scale and value, enabling us to build a profitable media company.

        We propose to buy stations with a combination of senior bank debt and ARE common stock. Sellers will become stockholders in our Company and therefore retain a stake in our success. If we become more profitable and our stock increases in value, we will become more attractive to prospective sellers.

        Based on management's industry experience and contacts, we have identified a significant number of radio station owners potentially willing to sell their stations using this approach. The benefits to radio station owners of selling in this manner can include a deferred tax burden at the time of sale as well as the opportunity for additional profit as a result of investment in the Company.
Finally, selling owners retain an indirect ownership interest in the stations they formerly operated - stations to which many of them will still feel emotional ties. In small communities, we believe this indirect ownership component makes the sale of a station to our Company more attractive.

        Besides its regional focus, our core strategy is based upon achieving certain economies of scale. The economies of scale result in cost savings that increase the value of individual station acquisitions. The increased value come from the generation of incremental advertising sales, and significantly reduced operational costs.

        Under current market conditions, an advertiser would be unable to initiate an advertising campaign targeting smaller markets without entering into multiple separate media purchases. Under our plan, however, advertisers will be able to purchase our entire network group with one media buy. In fact, we believe that the ability to market our entire network will result in a consolidated advertising approach with a distinctly higher component of national and regional advertising versus local direct retail advertising.

        National and regional advertising typically commands premiums over local ad rates by as much as 100% in unrated markets, as documented by station rate cards presented to their advertisers. We will work with advertisers to receive any and all available co-op advertising funds due them by their suppliers. We will also develop, through ongoing market research, the kind of specific information that will help our advertisers develop immediate and long-term marketing plans. In addition to standard advertising practices, we believe we will gain considerable recognition through on-air contests, local promotions, and word-of-mouth endorsements. Public recognition generated from station promotional activities is important to ARE, because these projects help build listener loyalty. Being viewed as a truly local station is highly valued by advertisers and listeners in smaller radio markets.

        The Company's salespeople will be thoroughly trained in marketing their respective stations. In order to attract and retain qualified personnel, we recognize the need for a fair and appealing compensation plan. Management

                                       19

intends to use bonus programs selectively as a method of rewarding outstanding salespeople. Finally, we are committed to providing ongoing sales training and motivational programs to help our salespeople develop their full potential.

        Our consolidation plan also adds value by reducing overhead expenses, resulting in cost savings. We will utilize a blend of centralized satellite and
Internet-delivered programming elements from a centrally-located control room studio. The Company's stations will also operate with centralized accounting, billing, marketing and promotions systems, and specialized in-house sales training programs for all Company salespeople. With this plan, the Company believes each station's general manager will have more time to focus on sales instead of administration. Additionally, if we are able to acquire a sufficient number of radio stations, we will utilize "super regional managers," who will serve on-site as general managers in one market but will oversee the operation of other stations in the same region.

Industry Overview

        Radio stations derive revenues from the sale of commercial advertising spots or programs to national, regional, and local advertisers. Advertising rates that a station charges depend on its performance in the ratings. Ratings are based on estimates of the number of persons listening to the station, as well as the number of homes in the station's service area. The national radio audience measuring service, Arbitron serves the entire country and provides even the smallest markets with annual ratings service. Ultimately, the success of a radio station (or group of stations) depends on its ability to develop popular programming and promotions.

Historical Trends in Ad Revenues

        Radio industry revenues have consistently grown faster than the Gross
National Product and have historically demonstrated an ability to be somewhat recession resistant. Radio advertising expenditures in the United States have declined, from calendar year to calendar year, only three times - in 1961 revenues declined 1%; in 1991 the combination of the Persian Gulf War and economic recession led to a 3% decline in revenues; in 2001 all media suffered a downturn because of the recession and the aftermath of the September 11 terrorist attacks. Over the last 40 years radio advertiser spending has grown at a compound annual rate of 8.3%, somewhat higher than total ad spending, which has grown at a 7.5% annual rate. Demand for radio advertising was strong in
2000, following another good year in 1999 when radio revenues increased 14.6%, to $17.7 billion. Despite the economic downturn in 2001, radio advertising increased by over 4% in 2002.

        Economic downturns can have an impact on broadcasting, but not to the same degree that they affect consumer discretionary spending in general. Many national and regional brand advertisers have found by experience that they must

                                       20

maintain their broadcasting advertising budgets during periods of recession if they do not wish to lose market share when the economy recovers.

        In recent years, radio ad revenue has seen acceleration in growth. Since
1992, when local radio ownership rules were relaxed, radio ad revenue has grown faster than all other measured media (television, daily newspapers, and magazines) except cable television.

        The main factor behind this growth is that radio has become an increasingly efficient advertising source for both national and local advertisers because of its unique ability for "narrowcasting" or reaching specific demographic groups.
By offering specialized audiences for advertisers, radio has become more cost-effective versus television or newspapers, which tend to sweep a broader demographic scale trying to be all things to all people.

Industry Consolidation

        The radio broadcast industry is evolving, and consolidation is having a major impact on the competitive landscape. Until the mid-1980s, there was no public market for radio stocks. Local ownership limits by the Federal
Communications Commission ("FCC") of one AM and one FM station per market and a total limit of 14 total stations prevented radio groups from amassing greater size to attract outside capital. Because of these strict limits, radio station ownership was highly fragmented and characterized by "mom and pop" operations in even the largest markets. By 1984, however, FCC rules began relaxing, with major expansion in ownership limits occurring in 1992 and 1994.

        The passage of the 1996 Telecommunications Act (the "Telecom Act")
eliminated the national limits on the number of radio stations that one entity could own and eased local ownership rules to allow one operating entity to control up to eight stations (versus 4 previously) in most medium and major markets. Much of the consolidation activity to date has been centered on major markets, resulting in increased competition and higher valuations.

        We believe that there will be opportunities over the next 18-24 months to acquire small market properties at more realistic multiples from the historic highs of as much 20 times cash flow to deals structured at 6 to 11 times cash flow instead. Operating a cluster of stations provides a number of opportunities for an operator to significantly increase revenue and cash flow within 18 months after acquisitions are made. These opportunities are:

        o Improved pricing,
        o Reduced promotional expenses,
        o Better knowledge of the market,

                                       21

        o Improved inventory control,
        o Excellent ability to broaden audience,
        o Greater flexibility to increase commercial spot load, and
        o Lower overhead and facilities expenses.

Radio Industry Conditions

        ARE competes in an industry that is evolving. Deregulation by the FCC has created widespread opportunities within the radio industry, but competitive pressures have also increased. The resulting consolidation moves have swept through the larger-market radio stations and are now working their way through the smaller-sized markets.

        Among all of the usual advertising-supported media, radio's growth has been among the fastest, although cable, network television, outdoor and newspaper have also experienced strong demand. With the bulk of radio listening taking place outside of the home, on the road, where competition with other mediums is limited, and the available audience is captive for specific periods of time
(unable to access televisions, newspapers, or the Internet), we believe radio is in a strong position for continued growth.

        The following listing from a Radio Business Report news story presents the top radio station groups in the country ranked by revenue. All of the top ten group operators are publicly traded companies:

         Rank/Owner              Est. Rev (in $000)     Mkts        Stns

         1 Clear Channel             3,236,632           190        1212
         2 Infinity                  2,081,075            41         183
         3 Cox                         426,450            18          75
         4 ABC                         403,050            36          65
         5 Entercom                    402,950            19         102
         6 Citadel                     312,335            41         205
         7 Radio One                   287,447            22          62
         8 Cumulus                     267,110            54         258
         9 Univision                   256,050            16          57
         10 Emmis                      251,050             7          21

Competition

        With the advent of deregulation, competition has increased. Radio market success is no longer measured by how many listeners an independent station may reach in one market, but rather, how many listeners a consolidator can reach in multiple markets. Competition with newspapers and television for ad dollars remains keen. Radio's audience, however, has held up well over time. In the past five years listenership has actually increased. In addition, with the bulk of

                                       22

radio listening taking place outside of the home, where competition from other media is limited and the audience is unable to access television, newspapers, or the Internet, radio appears to be well positioned for continued growth.

Overview of Operating Model and Growth Strategy

        The key elements of our growth strategy are highlighted below:

        o Station/Market Selection. Acquiring radio station assets in small market stations, in the Southeastern, Southwestern and Western regions of the United States. By avoiding the major and even medium market metropolitan areas, we hope to acquire radio stations at attractive prices for long-term operation. Medium-to-major-market radio stations have been selling for 14 to 21 times cash flow. ARE proposes to acquire radio stations at or below 10 times cash flow using a combination of senior debt financing and common stock. We may also be able to purchase smaller stations spun off by larger groups in future sell-offs.

        o Clustering by State/Region. In addition to focusing on smaller markets, we are pursuing a regional clustering strategy. By clustering stations within a tight, regional market, we can achieve certain revenue and cost benefits. Management's plan for regional clusters will use centralized regional hubs where we will house the major managerial and administrative functions to serve up to 100 stations.

        o Localization. A key element of our strategy is the ability to "sound live - sound local" in every market. Listeners in smaller markets view local stations as important parts of the community. We would like a live morning show in each local market. A morning show's success typically drives a radio station's operation. We believe that maintaining the live morning shows in each station`s community will allow the station to perpetuate a strong local image in each market.

          The concept of "localization" is central to the Company's regional focus and extends beyond the morning drive listening period. Unlike nationally syndicated formats, our regional format will enable our flagship announcers to participate in promotional campaigns or on-site advertising engagements throughout a particular region. The ability to use well-known radio personalities can be a major selling point to advertisers in smaller-market areas.

        o Centralized Operating Cost Savings. We will centralize many of our administrative and operating functions at our radio stations. We will

                                       23

          create specialty weekend programming internally that can be used by our stations and syndicated to other stations outside of our group. By using Internet-connected computers, we will eliminate analog equipment and more efficiently use on-air talent.

        o Generating Incremental Growth in Ad Revenues: We believe the Company will achieve substantial, incremental revenue growth from our radio group compared to the sales potentially generated on a stand-alone station basis. In many smaller markets, general managers spend over
          75% of their time on administrative functions including programming, accounting and collections, purchasing, payroll, human resources, etc.
          By transferring these administrative functions to a central hub, we expect to increase considerably the stations' general managers' sales productivity.

          National and regional advertising accounts for approximately 2% to 7%
          of the revenue for a typical radio station in our target market sizes.
          Advertising sales for these stations are predominantly local.
          Historically, it has been difficult for national/regional advertisers to target the small-to-middle-market areas due to the large number of separate media buys necessary for an effective campaign. By marketing our entire network of stations, however, we will enable advertisers to reach a large population in smaller cities and rural areas with only one media buy. One of the Company's goals is to attempt to increase the level of national and regional advertising to as high as 10% to
          12% of all station revenue. Importantly, national and regional advertising often commands a 50% to 100% premium over local advertising income. Finally, we will coordinate sales literature, telemarketing programs and direct response promotions in order to build Company billings.

The Internet.

        We recognize the growth potential for radio advertising within the Internet market. Our initial Internet strategy is to focus on the marketable services we can create for existing and future radio advertisers. This includes the creation, where applicable, of websites for existing advertisers with direct links to the Company's station websites. We will maintain these sites/links on a for-profit basis.

        We have located several potential strategic partners for the creation and operation of Wireless ISP operations in our radio markets. Since we will be acquiring broadcast towers in each of these markets, the Company will have the opportunity to help operate Wireless ISPs and market these services on its own radio stations. Finally, to tie our stations together for regional and national agency advertising, we will offer media buyers a "virtual rep firm" website where advertising may be purchased on a station-by-station, regional or group basis.

                                       24

Programming

        Initially, we propose to operate each station with the station's existing format, from whichever independent satellite music service syndicator is currently under contract. The Company recognizes that issues related to questions of morality and decency receive more consideration in smaller markets then larger markets. Accordingly, regardless of the format offered, we plan to take a relatively conservative approach to our programming.

        Format execution and strong, consistent programming are crucial elements for the success of any radio station. We will continually evaluate and identify what we consider the most viable programming approach for the markets within which we operate. We intend to introduce an internal, ongoing research system that will allow the station to track listener patterns. The research will be conducted by phone, using existing staff members. We are also contemplating using an outside ratings services such as those provided by Radio Index.

        We anticipate that format execution will work as follows:

        o Music programming outside of the morning show will be outsourced to one of three (3) primary satellite syndication services (Westwood One,
          ABC/Disney or Jones) who will provide this service via satellite with each station paying a nominal fee and/or barter in the form of commercial time - typically no more than two (2) minutes an hour.
          While we have considered creating our own in-house programming using voice tracking from a centralized staff of announcers with music on computer hard drives located at each station, currently, it is less expensive and more productive to use the services of satellite syndicators.

        o Each station that we propose to acquire already has an existing contract with a satellite syndicator. Since these agreements tend to be multi-year in length and are difficult to terminate prematurely, it makes sense to retain them. As the size of the group grows, however, it may be possible to negotiate an agreement with one of these syndicators to provide programming service to all of the stations and eliminate the need for multiple syndicators.

        o We will use our own staff and a select number of outsourced opportunities to create special short-form weekend programming to supplement existing weekend programming on all of the stations. In essence, ARE will use its own stations to develop specialty programming that can be syndicated to other stations and markets outside the ARE network.

                                       25

        o Each station will feature a live morning show. Depending on the needs of the market, this may be a one or two person show. In most markets, a local newscaster will be responsible for local news and events, and for local commercial production and public appearances.

Broadcast Equipment

        We will use the acquired stations' existing transmitters, audio chain equipment, and tower space wherever possible or feasible. We will upgrade particular station equipment on an as-needed basis. All other equipment required to tie each station into headquarters will either be purchased or leased.
Through a partnership with Wireless ISP operators, we will enjoy the benefits of high-speed Internet connections and the rapid transfer of data between our stations.

Additional Revenue Sources

        Management believes there are several potential revenue sources, in addition to retail advertising and network revenue, that can add value for our shareholders. Most of these sources require little, if any, additional capital outlay by us.

        o Leasing each of the FM stations' Sub Carrier Frequency. Each FM station has a "subcarrier frequency" beneath the main frequency upon which it broadcasts. This sub carrier can be leased to national paging services and/or local data-processing sources. The lessee would be responsible for all use of the sub carrier as well as covering all its own expenses, including utilities and maintenance. On the low end, we expect this service can be billed for no less that $1,000 a month per station for each sub carrier.

        o Leasing space on available towers. For Company stations that own the towers from which their antennas are placed and operate, we can rent space to pager services and other vendors. As with the sub carrier, all start-up costs, utilities and maintenance are borne by the lessee.
          Tower space leases could generate approximately $1,000 per month, per lease. This number can rise substantially because of our strategic partnership to implement Wireless ISP services in ARE markets.

        o Adding affiliates to ARE's satellite networks. We will already be producing specialized satellite programming for our own stations. We will have the capability of selling that programming to affiliate stations. Typically, the affiliates would be too small for us to purchase. Nonetheless, we can provide these stations more localized satellite programming than any of the large, nationally syndicated satellite services can offer them. Additionally, we can offer affiliates the opportunity to tie into our centralized bookkeeping

                                       26

          system and become an affiliate of our virtual rep firm, allowing the affiliate stations to be marketed as a part of our network. We can charge the affiliate additional fees for these services.
          Conservatively, we believe each affiliate could generate potentially
          $1,500 per month in net profit for us.

        o Creation of In-house Sales Rep Firm. We will be able to market not only our own stations but also their affiliates. This provides us with the size and marketing strength necessary to operate our own in-house rep firm, in the form of a "virtual rep firm" website. A rep firm is planned currently for use on the Internet, ready to serve as the platform for regional and national advertising. We will also consider the formation of a barter company to handle the increased volume of trade advertising.

        o Syndication of special weekend programming. We will develop special weekend programming for broadcast over our own network of stations and affiliates. It may also be possible to syndicate some, if not all, of these programs on a national basis. We could receive national advertising rates for this type of programming. Also portable music systems will be available via Disc Jockeys Unlimited of Atlanta,
          Georgia. This will allow a station to earn equipment rentals and the staff's disc jockeys the opportunity to earn extra money weekly by performing at wedding receptions, company and private parties, etc.

        o Creation of sales training programs. To ensure a steady flow of qualified salespeople to market our stations and network affiliates, we will create, with the assistance of state junior colleges, training courses, programs and classes for radio advertising sales. While there are a number of schools around the country training disc jockeys, there are no schools training broadcast advertising sales people. We believe we can identify and train qualified sales people from these programs, rather than rely solely on the current labor market. These programs will also generate additional revenue from tuition.

Government Regulation - Federal Communications Commission

        The broadcast industry is regulated by the "Federal Communications
Commission", ("FCC" or "Commission") which is composed of five (5) members who are appointed by the President subject to confirmation by the Senate. Formed in
1934, the Commission is responsible for granting licenses to all stations and insuring compliance with its rules and regulations.

        Currently there are no FCC ownership restrictions relating to the total number of stations one company may own across the US. This is due to the passage of the 1996 Telecommunications Act by Congress. Since passage of the

                                       27

Telecommunications Act, however, both the FCC and the US Department of Justice have shown particular interest and concern when a company tries to own a cluster of radio stations in a particular medium-to-large-market or city where the company would control more that 50% of the total radio listening audience. We do not propose to own enough stations in a particular market or city to cause investigation by either the FCC or the Department of Justice. This scrutiny does not apply to smaller communities that are unrated by any annual or quarterly audience measuring service nor does it apply to situations in which a buyer purchases an existing cluster of stations that the FCC had already approved. The stations we propose to acquire are in small, unrated markets and have already been clustered together by the current owner with FCC approval. Therefore, we do not anticipate that they will pose a potential target for additional FCC or
Department of Justice review.

        There is no pending legislation before Congress, nor is there any pending rule making before the FCC, including the most recent proposed changes voted on by the FCC on June 2, 2003, that we believe would adversely effect our activities or plans for the future. Our officers are all experienced broadcasters who have a proven track record in operations. None of our officers and directors have ever been investigated or fined by the FCC, nor has the FCC ever failed to approve a license transfer in which any of our officers has been a party.

Acquisition and Closing Process

        We plan to streamline the negotiating and closing process on the proposed station purchases by, among other things, "standardizing" the transaction documents as much as possible, including creating a form of purchase option agreement and purchase agreement. Following the execution of a definitive purchase agreement (subject to FCC approval, and satisfactory completion of our due diligence), we and the station's seller will submit the appropriate transfer documents to the FCC. While the FCC has the authority to approve or reject a transfer request, transfer requests are, in the normal course, generally approved within approximately three (3) to six (6) months of submission of all required applications and related documents.

        Prior to submitting the FCC filing, however, we will conduct a comprehensive due diligence investigation. Included in the due diligence materials are the following inspection items:

        o A thorough inspection of station facilities, including offices, studios and transmitting sites.

        o An independent engineering inspection of the station's facilities. Age and condition of all equipment, including transmitters and towers, will be recorded and analyzed. A comprehensive scheduled maintenance program will be designed and implemented after the closing.

                                       28

        o A survey of the target market to analyze existing and potential competition, market growth trends, current marketing trends, past and future programming, promotions, and advertising plans along with listener and advertiser perceptions of the station. The investigation will include an independent ratings survey for each market.

        o Meetings with present management to gain insight into the stations'
          current operations. The meetings will encompass written assessments of station employees, identifying job responsibility and staffing needs, and budget projections.

        o Meetings with current employees to help minimize anxiety caused by the pending transfer. Each employee will be asked to submit in writing a description of his or her job responsibilities, which will be compared and evaluated against those created by management.

        o A comprehensive review of all station contracts with vendors and clients.

        o Review of staff members' levels of experience and expertise, job responsibilities, station/market tenure and future potential.

        o Review of existing standards and practices. Distribution of a system-wide company operations manual identifying operating rules and regulations, Company benefits and vacation policies.

        o Analysis of additional revenue options.

        Management believes that a major consideration for ensuring the success of its planned acquisitions is to do so in as timely and low profile a manner as possible. Normally, the sale of stations in the market sizes we propose would be significant events within their respective marketplaces. To maintain the stations' stability and consistency under our planned ownership, it is important that the listeners and advertisers notice little, if any, change to the current operation.

        During the ownership transition period, we will spend time with each station's employees to discuss the pending transfer. We will emphasize management opportunities for employees inside the organization, both at their own stations and potentially, at other ARE owned stations.

        After purchasing a particular station, we plan to implement minor operational changes that we believe will enhance financial performance, including:

                                       29

        o Introducing major-market-style promotions and contests, including the
          Company's own "The Best Contest" promotion.

        o Modifying existing rate cards to enhance a station's remote commercial broadcast capabilities and increase national/regional advertising.

        o Negotiating with interested third parties to lease the station's subcarrier frequencies for national paging services. These leases would not affect a station's main signal and could possibly generate between approximately $6,000 to $20,000 a year in rental fees.

        o Leasing a portable music system through Disc Jockeys Unlimited of
          Atlanta, Georgia, a service provider who builds portable music systems for disc jockeys and radio stations. This will allow the station to earn equipment rentals as an additional revenue stream and will provide the staff's disc jockeys the opportunity to earn extra money weekly by performing at wedding receptions, company and private parties, etc.

        o Developing a virtual Internet rep firm ("EMPIRENET") for our national and regional advertising, including Internet advertising connections.
          This "one stop shopping" will make it easier for media buyers to place regional and national advertising on our stations.

        o Introducing an internal, ongoing research system allowing each station to track listener patterns between Arbitron ratings periods (where applicable in rated markets). This telephone research will be conducted by current staff personnel.

        o Reviewing and updating current visual presentations for the Internet service that ARE will provide.

        Assuming receipt of final FCC notification of transfer approval, we will immediately proceed to closing, and then commence implementing the operational changes deemed necessary as a result of the due diligence investigation. After completing an acquisition, corporate operating controls are planned for each station, including careful tracking of expenses and actively searching for vendors willing to provide us with group discounts for using their service or product. All station computer systems will be networked with headquarters to produce station-level information on a real time and on request basis. We will centralize administrative and accounting controls in our Austin headquarters office.

Company Offices

                                       30

        The Company's executive offices are located at 13210 Kerrville Folkway,
Building G, Austin, Texas 78729-7522. Such facilities are subject to a one (1)
year lease expiring December 31, 2003 with monthly lease payments of $500 or
$6,000 annually. Management believes such facilities are adequate for its current needs. In the event of and following the assumed successful completion of this Offering, the Company plans to continue to utilize this existing office space.

Employees

        As of the date hereof, we have one full-time employee - Dain Schult, our
Chief Executive Officer, President and Chairman of the Board. We intend to hire
Harry Hedges and Herb Neu as soon as practicable. We intend, from time to time, to hire additional marketing and other personnel as management believes may be required.

                             THE LAMPASAS AGREEMENT

        On October 24, 2003, we entered into an Asset Purchase Agreement for the purchase of the broadcast stations KCYL AM, Lampasas, Texas and KACQ FM, Lometa,
Texas. The key points of the transaction include:

        o We agreed to purchase the assets associated with the radio stations, including all operating licenses, contracts and personal property, including intellectual property.

        o We must pay consideration of $840,000 ($40,000 of which represents a broker's commission), $420,000 at closing (including 100,000 shares of our restricted stock), with the balance of the purchase price of
          $420,000 to be paid in our restricted stock at a price based on the stock's market value at closing.

        o We will assume all existing contracts with the stations.

        o We will lease the stations' existing facility from the sellers.

        o The sellers will provide engineering consulting and equipment maintenance on an ongoing basis at a monthly fee.

        o Closing is subject to receipt of the Federal Communication
          Commission's consent to the assignment of the applicable broadcast licenses to us without limitations, qualifications, restrictions or conditions.

        o Although the stock to be issued to the sellers is not covered by this
          Prospectus, the Closing is contingent on the registration statement of which this Prospectus is a part becoming effective and on our stock

                                       31

          being listed on a national exchange, or quoted on the OTC Bulletin
          Board or another recognized quotation service.

                               CYTATION AGREEMENT

        In August 2003, we entered into an agreement with Cytation Corporation, a third-party consultant that is unaffiliated with the Company. Under this agreement, Cytation has provided consulting services to assist us in the transition to being a public company.

        We paid Cytation a $15,000 cash fee when we signed our agreement and have agreed to pay an additional $15,000 when our registration statement is effective. In addition, we issued to Cytation 500,000 restricted shares of our common stock that have been included in this registration statement, and we granted Cytation a common stock purchase warrant.

        Within 15 days after this registration statement becomes effective, it is our understanding that Cytation intends to declare a pro rata dividend to its stockholders of 291,165 of the 500,000 shares of our common stock owned by
Cytation. We further understand that Cytation has approximately 350 stockholders of record. We believe that this distribution will enable us to establish a trading market and meet minimum share distribution requirements for quotation on the Over-the-Counter Bulletin Board. After the distribution, which will occur only after our registration statement has been declared effective, and which will be administered entirely by our transfer agent, Cytation will own approximately 4.2% of our common stock.

        After we are public, Cytation's services will consist solely of introductions to our management of potential institutional investors and will not require Cytation to have access to information about us that is not generally available to the public. No officer or director of Cytation has served or will serve as an officer of director ARE.

        Cytation is controlled by Richard Fisher, its Chairman and General Counsel,
and Kevin High, its President and Chief Financial Officer. Mr. Fisher and Mr.
High each own 31% of the common stock of Cytation. With respect to our common stock that it owns, Cytation Corporation is an "underwriter" within the meaning of the Securities Act of 1933.

                                LEGAL PROCEEDINGS

        We are not a party to, or aware of, any pending or threatened litigation or other legal proceedings.

                                       32

                          DIRECTORS, EXECUTIVE OFFICERS

Directors and Executive Officers of the Company

        The directors and executive officers of the Company are as follows:

Name                  Position                                            Age

Dain Schult           Chairman, President/CEO,                            49
                      Treasurer, Director

Sherry Schult         Secretary                                           52

Herb Neu              Chief Operating Officer                             60
                      Southeastern Division

Harry Hedges          Chief Operating Officer                             57
                      Southwestern Division

Dain Schult - Chairman, President/CEO: Mr. Dain Schult has served as a Director,
Chairman, President and Chief Executive Officer of ARE since its formation in
1998. He also serves currently as our Treasurer. Prior to the formation of ARE,
Mr. Schult was founder and president of Radioactivity, Inc., a full-service radio broadcast consulting firm serving over 150 radio stations in various parts of the USA. Prior to forming Radioactivity, Inc., Mr. Schult held various positions at numerous radio stations in the Southeast and Southwest. His management experience includes serving as President and Chief Executive Officer for Texrock Radio, Inc., Chairman and CEO for American Communications
Enterprises, Inc. and COO of Sunbelt Radio Group, Inc. Mr. Schult holds an
Associate of Science degree from Georgia State University, Atlanta, Georgia, in
Commercial Music Recording.

Herb Neu - Chief Operating Officer - Southeastern Division: Mr. Neu serves currently as the Company's COO - Southeastern Division. He has served as a manager of several different radio station groups, as well as VP/Midwest Sales
Manager for ABC FM Radio Network Spot Sales, General Manager of Programming and
Marketing Operations of CNN Radio Network, VP/Sales for Impact Resources
Research and President/Publisher Group of OTC Publishing. In his over 40 years in media, he also has extensive knowledge and experience in dealing with national and regional advertising, successfully working with advertising agencies and media buyers across the country.

Harry H. Hedges, III - Chief Operating Officer - Southwestern Division: As COO
of our Southwestern Division, Mr. Hedges brings over 30 years of experience in the radio broadcasting industry. Prior to the Company's formation, Mr. Hedges

                                       33

was Senior Vice-President/Regional Manager for Equicom, Inc. Additionally he
served as an associate consultant with Radioactivity, Inc., and founded Hedges and Associates, a sales and marketing company to market Western and Southwestern clothing and accessories. Previously, Mr. Hedges held various general manager, sales and promotion manager, account executive, and news reporter/copy writer positions at several stations in Texas.

                   LIMITATION ON LIABILITY AND INDEMNIFICATION
                            OF DIRECTORS AND OFFICERS

        Our certificate of incorporation and bylaws eliminate the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions do not eliminate or limit the liability of a director:

        o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law,

        o for unlawful dividend payment.

        Our certificate of incorporation and bylaws also include provisions to indemnify our directors and officers or former directors or officers against liability arising out of the performance of their duties as directors and officers as permitted by Nevada law.

        To the extent permitted by law, these provisions require us to indemnify our directors and officers for any claim arising against them in their official capacities.

        Subject to certain very limited exceptions, we may advance expenses in connection with a legal proceeding to the fullest extent permitted by Nevada law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        We have not obtained directors' and officers' liability insurance, but we expect to evaluate the availability and cost of such insurance as soon as possible after this registration statement becomes effective.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

                                       34

Name and Principal Capacity             Year                  Salary 1

Dain Schult                             2001                 $137,500
Chairman, President, CEO,               2002                 $137,500
Treasurer, Director

1 Although this salary was owed pursuant to an Employment Agreement, it was not paid, and Mr. Schult has agreed to waive any claim for unpaid compensation.

Employment Agreements; Executive Compensation

        Mr. Schult currently serves at an annual salary of $137,500 per annum pursuant to a five-year employment agreement dated December 15, 2000. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Through the date of this
Prospectus, Mr. Schult had accrued approximately $275,000 in unpaid salary. In connection with this offering, Mr. Schult has agreed to waive any claim for unpaid compensation.

        Ms. Sherry Schult currently serves as Secretary of the Company. Ms. Schult does not receive any cash remuneration for her services and does not have a written employment agreement with the Company. Ms. Schult and Mr. Schult are married.

        We will employ Mr. Neu at an annual salary of $100,000 per annum pursuant to a five year employment agreement dated August 16, 2002. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Neu has agreed to delay the effectiveness of his Employment Agreement until the Company, in its sole discretion, determines that it is financially feasible to employ Mr. Neu full time. Until that time, Mr. Neu has agreed to make himself available to us to serve as divisional COO on a consulting basis.

        We will employ Mr. Hedges at an annual salary of $87,500 per annum pursuant to a five year employment agreement dated December 15, 2000. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Hedges has agreed to delay the effectiveness of his Employment Agreement until the Company, in its sole discretion, determines that it is financially feasible to employ Mr. Hedges full time. Until that time, Mr. Hedges has agreed to make himself available to us to serve as divisional COO on a consulting basis.

        Messrs. Schult, Hedges and Neu may, as the sole members of the Company's
Board of Directors, approve the issuance of shares of Common Stock and/or other

                                       35

securities of the Company to themselves in consideration of services they have and will provide to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of the date of this
Prospectus, about the beneficial ownership of our Common Stock by each director, all directors and executive officers of the Company as a group, and each person known to the Company to beneficially own more than 5% of the Common Stock.
Except as otherwise indicated in the table below, all shareholders have sole voting and investment power over the shares beneficially owned.

                                       Beneficial Ownership of Common Stock

                                    Shares Owned          Percentage of Class
                                                    Before Offering    After Offering
Dain Schult                           3,025,000          75.6%             60.5%

Herb Neu                                187,500           4.8%              3.8%

Harry Hedges                            187,500           4.8%              3.8%

Cytation Corporation                    500,000          12.5%             10.0%

All directors and officers as a       3,500,000          87.5%             70.0%
group (3 persons)

                              SELLING SHAREHOLDERS

        In August 2003, we entered into an agreement with Cytation Corporation.
Under the agreement, Cytation agreed to advise and assist us in the process of becoming a public company. As consideration for these services, we paid Cytation
$15,000 and issued 500,000 shares of our common stock and a warrant to purchase
125,000 shares of common stock. The warrant is exercisable at a price per share equal to 125% of the average closing price of our common stock for the first thirty trading days of our stock. Cytation may exercise the warrant beginning one year after the effective date of the registration statement of which this
Prospectus is a part and for five years thereafter.

                                CONVERTIBLE NOTES

                                       36

        From January to December 2003, we sold to nine investors a total of
$220,000 in principal amount of our convertible notes with warrants. The shares of common stock into which the notes are convertible are included in this registration statement. The principal and accrued interest on the notes will automatically convert into common stock 45 days after the effectiveness of the registration statement of which this Prospectus is a part. The conversion rate is the lesser of (i) $.80 per share, or (ii) 80% of the average closing price of the Company's common stock during its first 30 trading days. Notwithstanding the conversion rate, the noteholders are entitled to convert their notes into an aggregate minimum of 20% of our issued and outstanding common stock as of the date of conversion. Upon conversion, the noteholders have agreed to enter into an agreement prohibiting their sale of our stock for nine months after our registration statement becomes effective.

        The warrants permit the holder to purchase one share of our common stock for each dollar of principal and accrued interest outstanding on the holder's convertible note as of the date of conversion. The exercise price of the warrants is $1.00 per share. The warrants are exercisable for four years commencing one year after the effective date of the registration statement of which this Prospectus is a part.

                            DESCRIPTION OF SECURITIES

Common Stock

        We are authorized to issue 50,000,000 shares of Common Stock, par value
$.001 per share, of which 4,000,000 shares are issued and outstanding as of the date hereof. The outstanding shares of Common Stock are fully paid and non-assessable.

        The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

        Upon any liquidation, dissolution or winding-up of the Company, our assets, after the payment of our debts and liabilities, will be distributed pro-rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

        The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefor.

                                       37

Dividend Policy

        To date, we have not paid any dividends on our Common Stock. The payment of dividends, if any, on the Common Stock in the future is within the sole discretion of the Board of Directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors. The Board does not intend to declare any dividends on the Common Stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Restrictions on Transferability

        The Stock will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction. As a result, such Stock cannot be transferred or otherwise disposed of without registration under the
Securities Act or, if applicable, the securities laws of any state or other jurisdiction, absent an applicable exemption from registration, if any.

Convertible Notes

        From January to December 2003, we sold to nine investors a total of
$220,000 in principal amount of our convertible notes with warrants. The notes bear annual interest at 12% and mature on dates ranging from January to November
2004. The shares of common stock into which the notes are convertible are included in this registration statement. The principal and accrued interest on the notes will automatically convert into common stock 45 days after the effectiveness of the registration statement of which this Prospectus is a part.
The conversion rate is the lesser of (i) $.80 per share, or (ii) 80% of the average closing price of the Company's common stock during its first 30 trading days. Notwithstanding the conversion rate, the noteholders are entitled to convert their notes into an aggregate minimum of 22% of our issued and outstanding common stock as of the date of conversion. Upon conversion, the noteholders have agreed to enter into an agreement prohibiting their sale of our stock for nine months after our registration statement becomes effective.

Transfer Agent and Registrar

        The Company has hired Computershare Trust Company, Inc. as its transfer agent for the Common Stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

None.

                                       38

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 MANAGEMENT'S DISCUSSION AND PLAN OF OPERATIONS

        Since we did not have any revenue from operations for either of the last two fiscal years, nor do we have adequate funds already in hand for operations for the next twelve months, we will rely on funds for operations and acquisitions being derived by two methods:

        o First, we seek to raise working capital for operations as well as the required cash portion of the purchase price for the Lampasas, Texas station acquisition, by the issuance of restricted securities in private transactions.

        o Second, we will have access to the cash flow generated by the Lampasas stations post-closing. The stations currently produce revenue sufficient not only to cover their own operating costs, but also to provide cash flow that can be used by us for corporate working capital purposes.

        We anticipate an operating strategy, for the first full year of operations, of acquiring up to fifteen profitable radio stations in Texas, Oklahoma and
Wyoming. Therefore we will need to raise the cash portion required for each of those station acquisitions as well as the capital necessary for the transaction costs of each of those transactions.

        We should then reap the benefit of the cash flow of these additional stations as they become of a part of our operations. All of these stations we have targeted have been in operation for many years, and each of them is a part of the community that it serves, so there should be no cash drain from a start-up or turnaround. The stations all have stable programming content, and there are no indications that changes are necessary.

        We have a specific 300-question Due Diligence Station Checklist that we are already using in researching each of the proposed acquisitions. This checklist covers station background, market background, station/market potential, station performance, operations, existing advertisers, accounts receivable and payable, and insurance coverage. Once we have the answers to these questions and requested exhibits, we have the requisite information necessary to make the

                                       39

final purchase decision on each station deal, and we have the due diligence information necessary to satisfy lending institutions for senior debt commitments on these stations for future financing.

        The radio stations that we propose to acquire are all cash-flowing, profitable stations. Based on the initial investigations of the first 15 prospects, none of these stations appear to need any additional equipment.
Stations that are profitable tend to be better maintained than stations not doing well financially. Therefore, there are no plans for any additional acquisition of plant or equipment, other than the existing plant and equipment that come as a part of the purchase of each of these stations. All of these stations currently maintain sufficient amounts of insurance to guard against accidents or weather damage so that if a building or transmitter site were destroyed by fire or storm, there would be funds available for replacement and rebuilding.

        With each station acquisition, the total number of employees of the Company will grow. Generally speaking, each station combination (AM and FM) should add
3-5 full time employees along with another 3-5 part-time employees or independent contractors. We will actively work at adding advertising salespeople at stations where it makes sense to do so. These employees' payroll will continue to be paid by the specific stations for which each employee works.

                        FEDERAL INCOME TAX CONSIDERATIONS
(APPLICABLE ONLY TO STOCKHOLDERS OF CYTATION CORPORATION RECEIVING OUR STOCK AS
                     A DIVIDEND FROM CYTATION CORPORATION

        The following is a brief discussion of the material United States federal income tax consequences regarding the distribution of our common stock to stockholders of Cytation Corporation, based on the tax laws of the United States as in effect on the date of this Prospectus, which are subject to change or changes in interpretation, possibly with retroactive effect.

        You are urged to consult with your tax advisor concerning the consequences of the distribution and the ownership and sale of our common stock under federal, state, local and foreign tax laws, including the effect of possible changes in tax law.

        As a result of the distribution of our common stock to you by Cytation, you may be subject to income tax whether or not a trading market develops for our common stock.

U.S. Stockholders

        If you are a U.S. stockholder, you will include the fair market value of the shares of our common stock received in the distribution in gross income as ordinary dividend income only to the extent of your share of Cytation's current or accumulated tax earnings and profits through the end of Cytation's 2003 tax

                                       40

year. Although Cytation does not expect that it will have any accumulated earnings and profits at the end of its 2003 tax year, Cytation expects that it will have sufficient current earnings and profits so that a substantial part of the distribution will be a taxable dividend. The exact amount of Cytation's earnings and profits depends upon a variety of factors and cannot be determined until the end of its 2003 tax year. To the extent the value of our common stock on the distribution date exceeds Cytation's per share earnings and profits, you will be required to reduce your basis in your shares of the Cytation common stock by the excess. If your basis in your shares of Cytation common stock is reduced to zero, you will recognize capital gain equal to the amount of any remaining value of our common stock that you receive. Your holding period in our common stock will begin on the day after the distribution date.

        A U.S. stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the distribution received by it that is a dividend.

Foreign Stockholders

        If you are a foreign stockholder you will be subject to United States withholding tax equal to 30% of the gross amount to be received by you in the distribution unless the receipt of our common stock is effectively connected with the foreign stockholder's United States trade or business or you are eligible for a lower rate under an applicable treaty. A foreign stockholder who is subject to withholding tax upon the distribution may file a claim for refund to the extent of the withholding tax that has been imposed on the portion of the distribution representing amounts in excess of Cytation's current and accumulated tax earnings and profits.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and
Exchange Commission covering sale of the shares being offered by this
Prospectus. The registration statement and the exhibits to the registration statement include information not contained in this Prospectus. Statements in this Prospectus about the contents of any document are not necessarily complete, and you should review the appropriate exhibit containing the document for complete information. The registration statement and exhibits also contain further information about us and the shares being offered.

        We currently do not file reports with the SEC. After the registration statement of which this Prospectus is a part is declared effective by the SEC, we will be obligated to file reports with the SEC, including Forms 10-KSB,
10-QSB and 8-K, and proxy statements, as well as provide our stockholders with annual reports in connection with our annual stockholders' meetings. Anyone may

                                       41

inspect the registration statement and additional materials that we file with the SEC in the future, without charge, at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at
1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

                              FINANCIAL STATEMENTS

                          Independent Auditors' Report

The Board of Directors and Shareholders
American Radio Empire, Inc.:

We have audited the accompanying balance sheets of American Radio Empire, Inc.
(a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, stockholder's equity and cash flows for the years ended December 31, 2002, 2001 and the period from inception through December 31,
2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of American Radio Empire, Inc. as of December 31, 2002 and 2001 and the results of its operations and cash flows for the years ended December 31, 2002, 2001 and the period from inception through December 31, 2002 in conformity with generally accepted accounting principles in the United States of America.

The accumulated deficit during the development stage for the period from date of inception to December 31, 2002 is $61,650.

/s/ HELIN, DONOVAN, TRUBEE, & WILKINSON, LLP

Austin, Texas
September 12, 2003

                                       42

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                        As of December 31, 2002 and 2001

                                                        December 31,
                                                    2002             2001
ASSETS

   Cash                                           $      18       $      38

TOTAL ASSETS                                      $      18       $      38
                                                  ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Accrued interest payable                       $  20,833       $  14,533
   Note payable                                      35,000          35,000
   Other liabilities                                  5,000           5,000
       Total liabilities                             60,833          54,533

Stockholder's Deficit
   Common stock, no par value, 50 million
     shares authorized, 3,025 shares issued
     and outstanding                                    835             650
   Deficit accumulated during the development
     stage                                          (61,650)        (55,145)

       Total stockholder's deficit                  (60,815)        (54,495)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT       $      18       $      38
                                                  ==========      ==========

See accompanying notes and independent auditors' report.

                                       43

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                 For the Years Ended December 31, 2002, 2001 and
               the Period from Inception Through December 31, 2002

                                                                        From
                                                                      Inception
                                                                       Through
                                                                     December 31,
                                         2002          2001             2002

REVENUES                               $     -      $       -        $       -

OPERATING  EXPENSES
   Interest expense                      6,300          6,300           20,833
   Bank Fees                               120            120              456
   Communications                            -              -               64
   Professional fees                         -              -           38,200
   Registration and licensing               85             85              255
   Other expenses                            -              -            1,842

         Total operating expenses        6,505          6,505           61,650

LOSS BEFORE INCOME TAXES                (6,505)        (6,505)         (61,650)

Income tax expense                           -              -                -

NET LOSS                               $(6,505)     $  (6,505)       $ (61,650)
                                       ========     ==========       ==========

See accompanying notes and independent auditors' report.

                                       44

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2002, 2001 and
               the Period from Inception Through December 31, 2002

                                              Deficit
                                            Accumulated
                                              During
                                  Common    Development
                                   Stock       Stage           Total

Initial capital contribution       $ 600     $      -        $     600
Net loss from inception
  through December 31, 2000            -      (48,640)         (48,640)

Balance at
  December 31, 2000                  600      (48,640)         (48,040)

Capital contributions                 50            -               50
Net loss                               -       (6,505)          (6,505)

Balance at
  December 31, 2001                  650      (55,145)         (54,495)

Capital contributions                185            -              185
Net loss                               -       (6,505)          (6,505)

Balance at
  December 31, 2002                $ 835     $(61,650)       $ (60,815)
                                   =====     =========       ==========

See accompanying notes and independent auditors' report.

                                       45

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2002, 2001 and
               the Period from Inception Through December 31, 2002

                                                                                   From Inception
                                                                                       Through
                                                                                    December 31,
                                                          2002           2001           2002

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                            $ (6,505)       $(6,505)      $ (61,650)
   Consulting fees paid through issuance of note                                        35,000
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Increase in accrued interest payable                 6,300          6,300          20,833
                                                          6,300          6,300          25,833

NET CASH USED BY OPERATING ACTIVITIES                      (205)          (205)           (817)

CASH FLOWS FROM INVESTING ACTIVITIES                          -              -               -

CASH FLOWS FROM FINANCING ACTIVITIES
   Contributions of capital                                 185             50             835
                                                            185             50             835

    NET INCREASE IN CASH                                    (20)          (155)             18

CASH AT BEGINNING OF YEAR                                    38            193               -
CASH AT END OF YEAR                                    $     18        $    38       $      18
                                                       =========       ========      ==========

SUPPLEMENTAL DISCLOSURE
    Income taxes paid                                  $      -        $     -       $       -
                                                       =========       ========      ==========
    Interest Paid                                      $      -        $     -       $       -
                                                       =========       ========      ==========

NON CASH TRANSACTIONS
In 1999, a total of $35,000 of consulting fees were paid through the issuance of a note payable (Note 3).

See accompanying notes and independent auditors' report.

                                       46

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 1 - Nature of Business

American Radio Empire, Inc., a Nevada corporation (the "Company"), was formed in
December 1998. The Company was created to acquire, consolidate and operate small market radio stations in specific geographic regions of the United States of
America. To date, the Company has not begun operations or acquired radio stations. When operations begin the Company will be regulated by the Federal
Communications Commission.

In 2003, the total authorized shares were increased to 50 million. This has been reflected in the stockholder's deficit section of the balance sheet.

Development Stage Company

The Company is a development stage company, as defined in the Financial
Accounting Standards Board Statement of Financial Accounting Standards (SFAS)
No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenue has been realized.

Note 2 - Significant Accounting Policies

Cash Equivalents

For purposes of the statements of cash flows, the Company considers short-term investments, which may be withdrawn at any time without penalty, and restricted cash, which will become available within one year from the date of the financial statements, to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated lives, principally on an accelerated basis. Leasehold improvements are amortized over the term of the respective leases using the straight-line method.
All other fixed assets are depreciated over a three to seven year period.

Expenditures for maintenance and repairs are charged to expense as incurred.
Major expenditures for additions, replacements and betterments are capitalized.
When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.

                                       47

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash balances

Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. The balances in these accounts may exceed the federally insured limit in the future.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Note 3 - Note Payable

The company executed a note in 1998 in exchange for services rendered by a consultant. This note bears interest at 18% and is due on demand. The note has a conversion feature whereby the holder can choose to convert all of the outstanding principal and interest into common stock representing 0.787% of the outstanding stock at the time of conversion. Subsequent to December 31, 2002, the note holder agreed to accept 50,000 shares of common stock within 60 days of the Company becoming a recognized publicly traded company in full settlement of the note and accrued interest.

Subsequent to December 31, 2002, the Company executed a series of Promissory
Notes (Notes) totaling $165,000 with individuals. The terms of these Notes included fixed interest of 12% per year, principal and interest due between
February and July 2004 and a mandatory conversion feature contingent upon the
Company becoming a recognized publicly traded company. The conversion rate is the lesser of $0.80 per common share or 80% of the average trading value per common share during the first 30 trading days. Each Note holder also received a warrant to purchase 165,000 addition shares, pro-rata based on the Notes held, at $1 per share. The warrant expires four years after the initial registration statement.

                                       48

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 4 - Other Liabilities

The Company received $5,000 from an individual in 1999 as part of an agreed upon investment. The individual has not fully invested the agreed amount and the company intends to either repay the amount with interest or issue stock in settlement of this liability in the future.

Note 5 - Commitments and Contingencies

The Company will be subjected to various claims and liabilities in the ordinary course of business. The Company intends to maintain various forms of insurance that the Company's management believes are adequate to reduce the exposure to these risks to an acceptable level.

Note 6 - Related Party Transactions

An individual who is an officer and shareholder of the Company provides facilities and other operating costs for the Company without reimbursement. That individual has an employment agreement with the Company that requires payment of a salary with a set progression of annual raises, medical insurance and a vehicle for business use in exchange for management services. To date, the
Company has not provided this compensation. This individual has forgone claims to this compensation and therefore it has not been accrued as a liability as of
December 31, 2002 and 2001.

Note 7 - Income Taxes

At December 31, 2002 and 2001, the Company has net operating loss carry forwards of approximately $5,800 and $5,600, respectively, which may be offset against future taxable income. The operating loss carry forward expires between 2019 and
2022. The remaining tax benefit of approximately $2,150 has not been reported in these financial statements because the Company believes that there is at least a
50% chance that the carry forwards will expire unused. Accordingly, the tax benefit has been offset by a valuation allowance of the same amount.

Note 8 - Subsequent Events

After year end, the Company executed an agreement to purchase two radio stations for $400,000 of common stock (number of shares to be determined on the day of
Closing based on market value of common stock on that date) plus $375,000 cash.
An additional $25,000 is to be paid to the sellers in exchange for a non-compete agreement.

                                       49

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                        As of September 30, 2003 and 2002
                                   (Unaudited)

                                                      September 30,
                                                   2003          2002

ASSETS

   Cash                                         $    1,654        $       8

TOTAL ASSETS                                    $    1,654        $       8
                                                ===========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilties

   Accrued interest payable                     $   25,545        $  19,245
   Note payable                                    155,000           35,000
   Other liabilities                                 5,000            5,000

       Total liabilities                           185,545           59,245

Stockholder's Deficit
   Common stock, no par value, 50 million
    shares authorized, 3,025 shares issued
    and outstanding                                    835              710

   Deficit accumulated during the development
     stage                                        (184,726)         (59,947)

       Total stockholder's deficit                (183,891)         (59,237)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT     $    1,654        $       8
                                                ===========       ==========

See accompanying notes.

                                       50

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
           For the Nine Months Ended September 30, 2003 and 2002, and
              the Period from Inception Through September 30, 2003
                                   (Unaudited)

                                                              From
                                                            Inception
                                                             Through
                                                           September 30,
                                  2003          2002           2003

REVENUES                     $        -      $     -     $        -

OPERATING  EXPENSES
 Interest expense                 4,712        4,712         25,545
 Bank Fees                          108           90            564
 Professional fees              100,599            -        138,799
 Other expenses                  17,657            -         19,499
   Total operating expenses     123,076        4,802         84,726

LOSS BEFORE INCOME TAXES       (123,076)      (4,802)      (184,726)

Income tax expense                    -            -              -

NET LOSS                     $ (123,076)     $(4,802)    $ (184,726)
                             ===========     ========    ===========

See accompanying notes.

                                       51

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
           For the Nine Months Ended September 30, 2003 and 2002, and
              the Period from Inception Through September 30, 2003
                                   (Unaudited)

                                                                                 From
                                                                               Inception
                                                                                Through
                                                                              September 30,
                                                        2003         2002         2002

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                           $(123,076)    $ (4,802)  $ (184,726)
  Consulting fees paid through issuance of note              -            -       35,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
          Increase in:
           Accrued interest payable                      4,712        4,712       25,545
           Other liabilities                                 -            -        5,000
                                                         4,712        4,712       30,545
NET CASH USED BY
         OPERATING ACTIVITIES                         (118,364)         (90)    (119,181)

CASH FLOWS FROM INVESTING ACTIVITIES                         -            -            -

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of notes payable                           120,000            -      120,000
   Contributions of capital                                  -           60          835
                                                       120,000           60      120,835

      NET INCREASE (DECREASE) IN CASH                    1,636          (30)       1,654

CASH AT BEGINNING OF YEAR                                   18           38            -
CASH AT SEPTEMBER 30                                 $   1,654     $      8   $    1,654
                                                     ==========    =========  ===========

SUPPLEMENTAL DISCLOSURE
   Income taxes paid                                 $       -     $      -   $        -
                                                     ==========    =========  ===========
   Interest Paid                                     $       -     $      -   $        -
                                                     ==========    =========  ===========

See accompanying notes.

                                       52

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements
                                   (Unaudited)

Note 1 - Nature of Business

American Radio Empire, Inc., a Nevada corporation (the "Company"), was formed in
December 1998. The Company was created to acquire, consolidate and operate small market radio stations in specific geographic regions of the United States of
America. To date, the Company has not begun operations or acquired radio stations. When operations begin the Company will be regulated by the Federal
Communications Commission.

In 2003, the total authorized shares were increased to 50 million. This has been reflected in the stockholder's deficit section of the balance sheet.

Development Stage Company

The Company is a development stage company, as defined in the Financial
Accounting Standards Board Statement of Financial Accounting Standards (SFAS)
No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenue has been realized.

Note 2 - Significant Accounting Policies

Cash Equivalents

For purposes of the statements of cash flows, the Company considers short-term investments, which may be withdrawn at any time without penalty, and restricted cash, which will become available within one year from the date of the financial statements, to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated lives, principally on an accelerated basis. Leasehold improvements are amortized over the term of the respective leases using the straight-line method.
All other fixed assets are depreciated over a three to seven year period.

Expenditures for maintenance and repairs are charged to expense as incurred.
Major expenditures for additions, replacements and betterments are capitalized.
When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.

                                       53

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements
                                   (Unaudited)

Note 2 - Significant Accounting Policies (Continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash balances

Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. The balances in these accounts may exceed the federally insured limit in the future.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Note 3 - Other Liabilities

The Company received $5,000 from an individual in 1999 as part of an agreed upon investment. The individual has not fully invested the agreed amount and the company intends to either repay the amount with interest or issue stock in settlement of this liability in the future.

Note 4 - Note Payable

The company executed a note in 1998 in exchange for services rendered by a consultant. This note bears interest at 18% and is due on demand. The note has a conversion feature whereby the holder can choose to convert all of the outstanding principal and interest into common stock representing 0.787% of the outstanding stock at the time of conversion. The note holder has agreed to accept 50,000 shares of common stock within 60 days of the Company becoming a recognized publicly traded company in full settlement of the note and accrued interest.

                                       54

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements
                                   (Unaudited)

Note 4 - Note Payable (Continued)

During 2003, the Company executed a series of Promissory Notes (Notes) totaling
$165,000 with individuals. The terms of these Notes included fixed interest of
12% per year, principal and interest due between February and July 2004 and a mandatory conversion feature contingent upon the Company becoming a recognized publicly traded company. The conversion rate is the lesser of $0.80 per common share or 80% of the average trading value per common share during the first 30 trading days. Each Note holder also received a warrant to purchase 165,000 addition shares, pro-rata based on the Notes held, at $1 per share. The warrant expires four years after the initial registration statement. As of September 30,
2003, a total of $120,000 of these notes were issued. A total of $45,000 has been committed by individuals but was not funded at September 30, 2003. The
Company plans to issue additional notes totaling $35,000 under the same terms.

Note 5 - Commitments and Contingencies

The Company will be subjected to various claims and liabilities in the ordinary course of business. The Company intends to maintain various forms of insurance that the Company's management believes are adequate to reduce the exposure to these risks to an acceptable level.

Note 6 - Related Party Transactions

An individual who is an officer and shareholder of the Company provides facilities and other operating costs for the Company without reimbursement. That individual has an employment agreement with the Company that requires payment of a salary with a set progression of annual raises, medical insurance and a vehicle for business use in exchange for management services. To date, the
Company has not provided this compensation in accordance with the contract. This individual has forgone claims to unpaid compensation and therefore it has not been accrued as a liability as of September 30, 2003. During the nine months ended September 30, 2003, consulting fees and expense reimbursements were paid to this individual totaling $85,820 and are included in professional fees and other expenses.

Note 7 - Income Taxes

At September 30, 2003 and 2002, the Company has net operating loss carry forwards of approximately $124,000 and $5,700, respectively, which may be offset against future taxable income. The operating loss carry forward expires between
2019 and 2022. The remaining tax benefit of approximately $42,000 and $2,150 as of September 30, 2003 and 2002, respectively, has not been reported in these financial statements because the Company believes that there is at least a 50%
chance that the carry forwards will expire unused. Accordingly, the tax benefit has been offset by a valuation allowance of the same amount.

                                       55

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements
                                   (Unaudited)

Note 8 - Subsequent Events

After September 30, 2003, the Company executed an agreement to purchase two radio stations for $400,000 of common stock (number of shares to be determined on the day of Closing based on market value of common stock on that date) plus
$375,000 cash. An additional $25,000 is to be paid to the sellers in exchange for a non-compete agreement.

                                       56

                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 78.7502 of the Nevada Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 78.7502 are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        As permitted by Nevada law, the registrant's Articles of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability

        o for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law;

        o the payment of dividends in violation of Section 78.300 of the Nevada
          Business Corporation Act.

        As permitted by Nevada law, the registrant's bylaws provide that

        o the registrant is required to indemnify its directors and officers or former directors and officers or any person who may have served at the registrant's request as a director or officer of another corporation in which the registrant is a shareholder, subject to limited exceptions where indemnification is not permitted by applicable law;

        o the rights conferred in the bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

        The registrant intends to obtain directors' and officers' insurance to cover its directors and officers for certain liabilities, including coverage for securities matters.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                       57

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee ..............      $   100
Printing .........................................................        5,000
Legal Fees and Expenses ..........................................       25,000
Accounting Fees and Expenses .....................................        5,000
Transfer Agent and Registrar Accounting ..........................        2,500
Miscellaneous Fees and Expenses ..................................        2,500
Total ............................................................      $40,100
_____________________________

All amounts other than the registration fee are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The registrant has sold and issued the following securities since January
        1, 1999:

        o During 1999, the registrant issued 3,025 shares of its common stock to its founder, Dain Schult for nominal consideration. The registrant believes that this offering was exempt from registration under Section
          4(2) of the Securities Act and Rule 506 thereunder. As a result of a stock dividend in 2003, these 3,025 shares now represent 3,025,000 shares.

        o In December 2003, the registrant issued 375,000 shares of its common stock to two of its executive officers for nominal consideration. The registrant believes that these issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder.

        o In December 2003, the registrant issued 500,000 shares of its common stock, together with a warrant to purchase 125,000 shares of its common stock, to Cytation Corporation. The registrant believes that these issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder.

        o From January to December 2003, the registrant sold to nine investors a total of $220,000 in principal amount of convertible notes with warrants. The registrant believes that these issuances were exempt from registration under Section 4(2) of the Securities Act and
          Rule 506 thereunder.

                                       58

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    Number                        Title

    3(i).1       Articles of Incorporation

    3(i).2       Certificate of Amendment to the Articles of Incorporation

    3(ii).1      Bylaws

      4.1        Form of Convertible Note

      4.2        Form of Subscription Agreement

      4.3        Form of Warrant Agreement

       5         Opinion of Thomas P. McNamara, P.A.

     10.1        Consulting Agreement dated August 1, 2003, between ARE and
                 Cytation Corporation

     10.2        Asset Purchase Agreement dated October 24, 2003 between ARE and
                 Ronnie Witcher and Debbie Witcher

     10.3        Employment Agreement dated December 15, 2000, between ARE and
                 Dain Schult

     10.4        Employment Agreement dated December 15, 2000, between ARE and
                 Harry Hedges

     10.5        Employment Agreement dated August 16, 2002, between ARE and Herb
                 Neu

     10.6        Amended Employment Agreement dated December 15, 2003, between
                 ARE and Harry Hedges

     10.7        Amended Employment Agreement dated December 15, 2003, between
                 ARE and Herb Neu

     23.1        Consent of Helin, Donovan, Trubee & Wilkinson, LLP

     23.2        Consent of Thomas P. McNamara, P.A. (included in Exhibit 5)

                                       59

ITEM 28. UNDERTAKINGS

        a. The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                        (a) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

                        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the
        Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b. Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such

                                       60

director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin,
State of Texas, on December 19, 2003.

                                               AMERICAN RADIO EMPIRE, INC.

                                               By:/s/ Dain Schult
                                                  Dain Schult, President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dain Schult                  Chairman, President,      December 19, 2003
Dain Schult                      Principal Accounting
                                 Officer, Director

/s/ Harry Hedges                 Chief Operating Officer   December 19, 2003
Harry Hedges                     Southwestern Division,
                                 Director

/s/ Herb Neu                     Chief Operating Officer   December 19, 2003
Herb Neu                         Southeastern Division,
                                 Director

                                       61